UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 17, 2005

Leap Wireless International, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-29752	33-0811062
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10307 Pacific Center Court, San Diego, California		92121
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	858-882-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

Emergence Bonus Agreements.

Effective as of February 17, 2005, Leap Wireless International, Inc. (the "Company") entered into Emergence Bonus Agreements with four senior executive officers in recognition of the services such executive officers rendered to the Company and to Cricket Communications, Inc. ("Cricket"), a wholly owned subsidiary of the Company, including services rendered during the pendency of the companies’ bankruptcies. Pursuant to their respective Emergence Bonus Agreements, Glenn T. Umetsu, Executive Vice President and Chief Technical Officer, will receive a bonus of $125,000, David B. Davis, Senior Vice President, Operations, will receive a bonus of $87,500, Robert J. Irving, Jr., Senior Vice President, General Counsel and Secretary, will receive a bonus of $87,500, and Leonard C. Stephens, Senior Vice President, Human Resources, will receive a bonus of $87,500.

Pursuant to the agreements, the senior executives will receive their bonuses on the earliest to occur of (i) September 30, 2005, provided the executive is still employed by Cricket on such date, and (ii) the date on which the executive ceases to be employed by Cricket, unless such cessation of employment occurs as a result of a termination for cause.

Amendment of Employment Agreement with S. Douglas Hutcheson.

As of February 17, 2005, Cricket amended its Employment Agreement with S. Douglas Hutcheson. Mr. Hutcheson serves as President and Chief Financial Officer of Cricket and the Company pursuant to the Employment Agreement, dated as of January 10, 2005 and filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the Commission on January 11, 2005.

Pursuant to the amendment to the Employment Agreement, a $150,000 bonus payment Mr. Hutcheson was to receive not later than January 31, 2005, will instead be payable on the earliest to occur of (i) September 30, 2005, provided he is still employed by Cricket on such date, and (ii) the date on which he ceases to be employed by Cricket, unless such cessation of employment occurs as a result of a termination for cause.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Leap Wireless International, Inc.

February 24, 2005	By:	/s/ Robert J. Irving, Jr.

Name: Robert J. Irving, Jr.
Title: Senior Vice President and General Counsel